UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2017

IDdriven, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-55645	46-4724127
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13355 Moss Rock Dr., Auburn, CA 95602

(Address of principal executive offices, zip code)

Registrant's telephone number, including area code: (415) 226-7773

 Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 1.02 Termination of a Material Definitive Agreement.

Amendments to Convertible Promissory Notes

On July 10, 2017 (the “Effective Date”), IDdriven, Inc. (the “Company”) entered into amendments (the “Amendments”) with the owners and holders of the following convertible promissory notes issued by the Company (the “Convertible Notes”):

•	Secured Convertible Promissory Note in the original principal amount of $75,000 issued by the Company on September 21, 2016 to Summit Trading, Ltd. (“Summit Trading”);

•	Convertible Promissory Note in the original principal amount of $250,000 issued by the Company on March 28, 2016 to Susannah Forest;

•	Convertible Promissory Note in the original principal amount of $500,000 issued by the Company on December 18, 2015 to Susannah Forest;

•	10% Convertible Subordinated Promissory Note in the original principal amount of $62,500 issued by the Company on May 16, 2016 to Monbridge, Inc. (“Monbridge”);

•	Secured Convertible Promissory Note in the original principal amount of $75,000 issued by the Company on September 21, 2016 to Monbridge;

•	Secured Convertible Promissory Note in the original principal amount of $150,000 issued by the Company on September 12, 2016 to Taconic Group, LLC (“Taconic”); and

•	Secured Convertible Promissory Note in the original principal amount of $101,511 issued by the Company on September 12, 2016 to R&T Sports Marketing, Inc.

The Amendments extend the maturity date for each of the Convertible Notes to six months from the Effective Date and, so long as the Convertible Note is not in default, the Company has the right to extend its Maturity Date for an additional period of six months. The Amendments also revise the conversion price under the Convertible Note to mean 50% multiplied by the lowest trading price for the Company’s Common Stock during the twenty trading day period prior to the date of conversion. In the event that shares of the Company’s Common Stock are not deliverable via DWAC following the conversion of any amount under the Convertible Note, the holder shall be entitled to an additional 10% discount. The Company agreed to increase the number of authorized shares of its Common Stock covenants that within 30 days from the Effective Date to an amount that will allow it to and keep available out of its authorized and unissued shares a number of shares of Common Stock at least equal to two times the number of shares of common stock issuable upon conversion of the entire principal amount plus accrued interest due under the Convertible Notes.

The $150,000 Convertible Note held by Taconic and the $75,000 principal amount Convertible Note held by Monbridge were each increased by $60,000 to include liquidated damages due to the holders of such convertible notes as a result of the Company’s failure to deliver shares of its Common Stock for more than 30 days as provided for in the Convertible Notes held by such holder.

Termination of Stock Pledge and Security Agreement

The Amendments terminate a stock pledge agreement whereby the Company’s executive officers and directors had pledged their shares of the Company’s common stock as collateral for certain of the Convertible Notes and terminated an intellectual property security agreement whereby the Company had pledged all of its intellectual property as collateral for certain of the Convertible Notes. As a result of these terminations, none of the Convertible Notes are secured. Further, the holders of the Convertible Notes agreed to forbear from exercising any of their respective rights or remedies under the Convertible Notes as a result of any breach by the Company under the Convertible Note.

Summit Note

On July 10, 2017, the Company issued to Summit Trading a Convertible Promissory Note (the “Summit Note”) in the principal amount of $61,000, in exchange for Summit Trading’s cancellation of (i) a Promissory Note in the principal amount of $51,000, plus accrued interest, issued by the Company to Summit Trading on December 30, 2016, plus accrued interest and (ii) a Promissory Note in the principal amount of $10,000, plus accrued interest, issued by the Company to Summit on January 26, 2017. The Summit Note contains terms and conditions substantially similar to the convertible notes held by Monbridge as amended by the Amendment discussed above except that such note bears interest at the rate of 20% per annum and matures twelve (12) months from the date of issuance.

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The foregoing descriptions of the Amendments and the Summit Note do not purport to be complete and are qualified in their entirety by the Form of Amendment attached hereto as Exhibit 10.1 and the Summit Note attached hereto as Exhibit 10.2, all of which are incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The disclosure in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item. The Note Amendments, Taconic Note and Summit Note were not registered under the Securities Act of 1933, as amended (the “Securities Act”) and were entered into or issued as the case may be in reliance upon an exemption from registration provided by Sections 4(a)(2) and 3(a)(9) under the Securities Act in transactions not involving a public offering or distribution.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

10.1	Form of Amendment to Convertible Promissory Note

10.2	Convertible Promissory Note dated issued by IDdriven, Inc. to Summit Trading, Ltd. on July 10, 2017.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDdriven, Inc.

Date: July 10, 2017	By:	/s/ Arend D. Verweij
Arend D. Verweij, Chief Executive Officer

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